Exhibit 99.1

Contacts:
Media	Investors
Brad Bishop	Sean F. O’Hara	James T. Crines
574-372-4291	574-371-8032	574-372-4264
bradley.bishop@zimmer.com	sean.f.ohara@zimmer.com	james.crines@zimmer. com
Zimmer Announces Settlement of Federal Investigation
(WARSAW, IN) September 27, 2007—Zimmer Holdings, Inc. (NYSE and SWX: ZMH) today announced that it has settled with the U.S. Attorney’s Office in New Jersey an ongoing federal investigation into its financial relationships with consulting orthopaedic surgeons. Under the terms of the settlement, Zimmer entered into a Deferred Prosecution Agreement, will pay a civil settlement amount of $169.5 million and will be subject to oversight by a federal monitor appointed by the U.S. Department of Justice for 18 months. Zimmer did not admit any wrongdoing, plead guilty to any criminal charges or pay any criminal fines as part of the settlement. Also, the government has agreed not to pursue any criminal charges against the Company if it complies with the Deferred Prosecution Agreement. As part of the federal settlement, the Company is also entering into a five-year Corporate Integrity Agreement with the Department of Health and Human Services’ Office of the Inspector General. It is Zimmer’s understanding that the four other orthopaedic companies involved in this matter have also entered into resolution agreements. The Company expects to record an expense of $169.5 million in the third quarter in connection with the settlement.
According to Zimmer President and CEO David Dvorak, “We believe this resolution is in the best interest of our stockholders and we are pleased that the settlement preserves our ability to collaborate with physicians to enhance patient quality of life. Importantly, the resolution agreements clearly define how we and our key competitors will interact with physician collaborators, thereby establishing a standard of conduct across the industry. We believe that Zimmer is well positioned to abide by the requirements of the settlement due to our current Corporate Compliance Program, which we began developing in 2004 and implemented in 2005. U.S. Attorney Christopher J. Christie has acknowledged that Zimmer’s current Program already addresses many of the compliance related requirements that are contained in the agreements with the orthopaedic companies.”
The investigation began in March 2005 when Zimmer and four other orthopaedic companies received subpoenas from the U.S. Department of Justice through the U.S. Attorney’s Office in Newark, New Jersey, seeking information pertaining to consulting contracts, professional service agreements and other agreements by which remuneration is provided to orthopaedic surgeons. Zimmer cooperated fully with the federal authorities throughout the investigation and settlement process.
A copy of the Deferred Prosecution Agreement and an overview of Zimmer’s Corporate Compliance Program have been posted to the Company’s website, www.zimmer.com.
About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer is the worldwide #1 pure-play orthopaedic leader in designing, developing, manufacturing and marketing reconstructive and spinal implants, trauma and related orthopaedic surgical products. Zimmer has operations in more than 24 countries around the world and sells products in more than 100 countries. Zimmer’s 2006 sales were approximately $3.5 billion. The Company is supported by the efforts of more than 7,000 employees worldwide.
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Visit Zimmer on the worldwide web at www.zimmer.com
Zimmer Safe Harbor Statement
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,”

“targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, our ability to successfully integrate acquired businesses, the impact of our settlement of the federal investigation into financial relationships with consulting surgeons, including our compliance with the Deferred Prosecution Agreement through March 2009 and the Corporate Integrity Agreement through 2012, the outcome of the Department of Justice Antitrust Division investigation announced in June 2006, price and product competition, rapid technological development, demographic changes, dependence on new product development, the mix of our products and services, supply and prices of raw materials and products, customer demand for our products and services, control of costs and expenses, our ability to form and implement alliances, international growth, governmental laws and regulations affecting our U.S. and international businesses, including tax obligations and risks, product liability and intellectual property litigation losses, reimbursement levels from third-party payors, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.